AMENDMENT TO

SUB-TRANSFER AGENCY SERVICES AGREEMENT

AMENDMENT made as of the 28th day of February 2016, between Diamond Hill Capital Management, Inc. (the “Client”) and SunGard Investor Services LLC (the “Service Provider”), assignee of Citi Fund Services Ohio, Inc. (“Citi”), to the Sub-Transfer Agency Services Agreement dated March 31, 2015, between the Client and Service Provider (as previously amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given them in the Agreement.

WHEREAS, Service Provider and the Client wish to enter into this Amendment to the Agreement to change a Fund name; and

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Client and the Service Provider hereby agree as follows:

1.	Amendments.

(a) All references to Citi shall mean Service Provider.

(b) Schedule 5 is deleted and replaced with the attached Schedule 5.

2.	Representations and Warranties.

(a) The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

(b) Service Provider represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

DIAMOND HILL CAPITAL MANAGEMENT, INC.		SUNGARD INVESTOR SERVICES LLC

By:	/s/ Thomas E. Line	By:	/s/ Fred Naddaff
Name:	Thomas E. Line	Name:	Fred Naddaff
Title:	Chief Financial Officer	Title:	Managing Director

SCHEDULE 5 TO SERVICES AGREEMENT

LIST OF FUNDS

DIAMOND HILL FUNDS

SMALL CAP FUND

SMALL-MID CAP FUND

MID CAP FUND

LARGE CAP FUND

SELECT FUND

LONG-SHORT FUND

FINANCIAL LONG-SHORT FUND

CORPORATE CREDIT FUND (formerly STRATEGIC INCOME FUND)

RESEARCH OPPORTUNITIES FUND

HIGH YIELD FUND

Client may add up to one additional Fund and/or one additional share class in each Fund, without incurring any start-up expenses or fees.